Exhibit 99.1

Trade Street RESIDENTIAL RELEASES Third Quarter 2014 Results

– Increases Same Store Average Monthly Rent 3.9% to $903 –

– Reports Core FFO of $0.09 Per Diluted Share –

– Board of Directors Initiates Comprehensive Review of Strategic Alternatives –

AVENTURA, FL, November 3, 2014 – Trade Street Residential, Inc. (NASDAQ: TSRE) (the “Company”), a vertically integrated and self-managed real estate investment trust ("REIT") focused on acquiring, owning, operating and managing high-quality, conveniently located, apartment communities in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States and Texas, today announced consolidated results for the third quarter ended September 30, 2014.

Operational and Financial Highlights for Third Quarter 2014

•	Reported Core FFO of $3.1 million, or $0.09 per diluted share.

•	Same store net operating income, or same store NOI, increased 2.2% compared to the same period in the prior year. Over the same period, same store revenue increased 3.6% and same store expenses increased 5.4%. Stabilized non-same store communities provided $5.2 million of NOI during the quarter, an improvement of $3.7 million over the same period in the prior year and $0.6 million over the second quarter of 2014.

•	Same store average occupancy was 96.1% at quarter end, a decrease of 20 basis points compared to the same period last year. Stabilized non-same store average occupancy was 95.6% at quarter end, a 310 basis point improvement over the second quarter of 2014.

•	Same store average monthly rent increased to $903 per unit, an increase of 3.9% compared to the same period last year. Stabilized non same store average monthly rent was $1,101 at quarter end, an increase of 1.5% from the average of $1,085 per unit over the second quarter of 2014.

“We are pleased to deliver positive results for the third quarter of 2014, largely as a result of our team’s continued hard work and dedication to improving our operating performance across our entire portfolio,” stated Richard Ross, Chief Executive Officer of Trade Street Residential. “During the quarter we generated higher rental rates while maintaining high occupancies, helping us achieve meaningful improvement in our operating margins, Core FFO and cash flows. As we look to the end of 2014, we remain optimistic about the continued earnings momentum for the Company.”

Mr. Ross continued, “Given the progress we are making across our business and the improving regional economies where we operate, we believe we have many options available to us to better realize the value of our assets for our stockholders. As a result of the inquiries we have received involving potential strategic opportunities, the Board of Directors has decided to explore a broad range of potential strategic alternatives to enhance stockholder value. We have one of the youngest portfolios of well-located apartment communities in some of the most attractive markets across the Sunbelt. Since our IPO in May 2013, we have improved the quality of our portfolio, enhanced our margins, increased our cash flow and strengthened our balance sheet. This strategic process is being conducted to assess how we can achieve our full potential while we continue to focus on maximizing value for stockholders.”

Financial Results for the Three Months Ended September 30, 2014

Net loss attributable to common stockholders for the third quarter of 2014 was a net loss of ($9.1) million, compared to net income of $1.4 million for the same period in the prior year. The change in net income was primarily the result of an impairment charge of $8.0 million during the third quarter of 2014 versus a one-time gain of $6.9 million on acquired assets in the prior year quarter. This impairment charge is associated with reporting these land holdings at estimated disposition value due either to their inclusion in the previously-announced redemption of Class A preferred stock or a non-binding sales contract effected subsequent to quarter end and primarily related to reclassification of the Millenia Phase II parcel from land held for future development to land held for sale. The net loss per basic and diluted share for the third quarter of 2014 was ($0.25), a change from earnings per share of $0.12 in the prior year period, primarily as a result of the foregoing factors.

Funds from Operations, or FFO, for the third quarter of 2014 was $2.9 million, or $0.08 per diluted share, as compared to a deficit of ($1.7) million, or ($0.15) per diluted share in the prior year period. The increase in FFO is largely the result of the addition of eight new operating properties since the third quarter of 2013. Core FFO for the third quarter of 2014 was $3.1 million, or $0.09 per diluted share, as compared to income of $0.1 million, or $0.01 per diluted share in the prior year period.

Portfolio Performance

Same store NOI for the third quarter of 2014 was $2.9 million, an increase of 2.2% as compared to the third quarter of the prior year, driven primarily by a 3.6% increase in same store revenue, partially offset by a 5.4% increase in same store property expenses. Average rent increased to $903 per unit, up 3.9% from last year. Average occupancy for the quarter was 96.1%, down less than 20 basis points from a year ago. The increase in same store expenses was primarily attributable to increased property taxes.

On a sequential quarter basis, third quarter 2014 same store revenue increased 1.8% compared to the second quarter of 2014, while same store property expenses increased 2.4%, resulting in a same store NOI increase of 1.2%.

For the nine months ended September 30, 2014, same store revenue increased 5.0%, same store property expenses increased 6.5%, and same store NOI increased 3.7%, compared to the nine months ended September 30, 2013.

Balance Sheet and Financing Activity

As of September 30, 2014, the Company had total debt outstanding of $344.9 million at a weighted average interest rate of 3.9% and a weighted average term-to-maturity of 7.2 years. Of the total debt outstanding, $297.9 million is fixed rate debt at a weighted average interest rate of 4.0% and a weighted average term-to-maturity of 8.0 years.

Dividend

On September 15, 2014, the Company’s Board of Directors announced a dividend of $0.095 per share and unit, payable to holders of record of common stock and common units of the operating partnership as of September 30, 2014, which was paid on October 15, 2014.

Strategic Alternatives Review

In response to several inquiries regarding potential strategic transactions, the Company’s Board of Directors today announced a review of strategic alternatives to enhance stockholder value. Such review will include (among other alternatives): a sale, merger, acquisition or other form of business combination; sale or acquisition of assets; or a debt or equity recapitalization. The Company has not made a decision to pursue any specific strategic transaction or any other strategic alternative, and there is no set timetable for completion of this strategic review process. There can be no assurance that the exploration of strategic alternatives will result in the completion of any transaction or other alternative. The Board of Directors does not intend to disclose further developments regarding the evaluation of strategic alternatives until such time as the Board has determined the outcome of the process or otherwise has deemed that disclosure is appropriate.

The Company has retained J.P. Morgan Securities LLC as its financial advisor and Morrison & Foerster LLP as its legal advisors to assist the Board in its evaluation of strategic alternatives.

"The Board of Directors and management team are committed to further enhancing value for all Trade Street stockholders," said Richard Ross, Trade Street’s Chief Executive Officer. "We’ve taken strategic actions over the past year to improve the quality of our apartment portfolio, simplify our capital structure, and strengthen our balance sheet. Given the improving fundamentals of the multi-family housing market, we believe now is a prudent time to explore strategic alternatives. This process with J.P. Morgan will help ensure that Trade Street achieves its full potential while we continue to build on our track record of stockholder value creation."

Subsequent Events

Redemption of Class A Preferred Stock

In October, the Company redeemed all of the outstanding 309,130 shares of Class A Preferred Stock of the Company. The Class A Preferred Stock, with a liquidation preference of $30.9 million, was redeemed on October 17, 2014 in exchange for four land parcels and approximately $5.0 million in cash. The cash portion of the consideration was funded with cash on hand. As a result of this transaction, the Company incurred an impairment charge of approximately $8.0 million in the third quarter of 2014.

Management Transition

Effective November 3, 2014, Ryan Hanks has stepped down as the Company’s Chief Operating Officer and Chief Investment Officer. Mr. Hanks will continue in a consulting capacity until completion of the Board of Directors review of strategic alternatives.

“We are grateful for Ryan’s contributions to the Company in building such a high-quality portfolio of well-located properties and wish him continued success in his future endeavors,” said Mack Pridgen, Chairman of the Board of Directors.

Conference Call and Webcast

The Company will host a webcast and conference call on Monday, November 3, 2014 at 11:00 a.m. Eastern Time to review third quarter results and discuss recent events. To participate in the call, please dial 877-705-6003 (domestic) or 201-493-6725 (international). The live webcast will be available at www.tradestreetresidential.com in the Investors section. A replay of the conference call will be available through December 3, 2014, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13594175. Supplemental financial information is available in the Investor Relations section of the Company’s website under Financial Information.

About Trade Street Residential, Inc.

Trade Street Residential, Inc. is a vertically integrated and self-managed real estate investment trust focused on acquiring, owning, operating and managing conveniently located, garden-style and mid-rise apartment communities in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States, including Texas.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements related to the offering and the expected use of the net proceeds therefrom, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, including statements related to the Board of Director’s review of strategic alternatives. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes, except as may be required by law. For a further discussion of these and other factors that could impact the Company's future results, performance or transactions, see the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, which the Company filed with the Securities and Exchange Commission on March 26, 2014.

Non-GAAP Financial Measures

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of property and bargain purchase gains, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO attributable to common stockholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company’s operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. In October 2011, NAREIT communicated to its members that the exclusion of impairment write-downs of depreciable real estate is consistent with the definition of FFO and prior periods should be restated to be consistent with this guidance.

The Company also uses core funds from operations, or Core FFO, as an operating measure. Core FFO includes adjustments to exclude the impact of straight-line adjustments for ground leases, gains and losses from extinguishment of debt, transaction costs related to acquisitions and reorganization, management transition costs and certain other non-cash items. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition, the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO.

Management believes that net operating income (“NOI”) is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis. NOI allows us to evaluate the operating performance of our properties because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses.

The Company defines same store communities as communities owned and stabilized for the entirety of both periods presented, excluding properties held for sale. Reconciliations of net income attributable to common stockholders to FFO, Core FFO, NOI, and same store NOI are included in the Supplemental Information posted on the Company’s website.

Investor Relations:

Stephen Swett

786-248-6099
ir@trade-street.com

Media Contact:

Jason Chudoba, ICR for Trade Street

646-277-1249

Jason.Chudoba@icrinc.com